STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of April 26, 2013, by and between FOUR HAWKS MANAGEMENT CO. (the “Buyer”) and Anna C. Jones (the “Seller”).  As used herein, the term “Parties” shall be used to refer to the Buyer and the Seller, jointly.

WHEREAS:

A.

The Buyer seeks to acquire seven million five hundred thousand (7,500,000) shares of the Common Stock (par value $0.001) (the “Subject Shares”) of B-Maven, Inc., a Nevada corporation (the “Company”).

B.

The Seller is willing to sell and transfer all right, title, and interest to the Subject Shares to the Buyer.

C.

The Seller warrants and represents that he or she is sophisticated and experienced in financial and investment matters and holds and will hold, at the Closing, all right, title, and interest in and to the Subject Shares so as to convey full and unencumbered title to the Buyer pursuant to this Agreement.

D.

The Buyer warrants and represents that it is sophisticated and experienced in financial and investment matters.

E.

The Company has approved the private sale and transfer of the Subject Shares from the Seller to the Buyer in accordance with this Agreement.

 NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1.

Definitions.  The following terms shall have the following meanings for the purposes of this Agreement.

 “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses where the aggregate sum of said amount is greater than Two Hundred Fifty Dollars ($250.00).

 “Affiliate” means, with respect to any specified Person, a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” means this Stock Purchase Agreement, including all exhibits and schedules hereto, as it may be amended from time to time.

“Authority” means any governmental regulatory or administrative body, governmental agency, governmental subdivision or authority, any court or judicial authority, any public, private or industry governmental regulatory authority, whether foreign, national, federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any regulation.

“Backlog” means orders for which there is a specific delivery date for a specified product at a specified price.

“Business” means with respect to the Company, the business and assets of the Company as currently conducted as of the date of this Agreement.

“Buyer” has the meaning set forth in the preface above.

“Buyer’s Representatives” has the meaning set forth in Section 5.4 below.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2 below.

“Closing” has the meaning set forth in Section 2.5 below.

“Closing Date” has the meaning set forth in Section 2.5 below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the Business and affairs of the Company that is not already generally available to the public.

“Contract“ means any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral, which is intended or purports to be binding and enforceable.

“Directors” shall mean all of the members of the Board of Directors of the Company.

“Employee” means each employee and leased employee regardless of whether the term is initially capitalized.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental Laws” mean all federal, state, provincial, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, and any other similar federal, state, or local statutes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means The Quick Law Group, PC .

“ERISA Affiliate” means, with respect to the Company, any other Person that, together with the Company, would be treated as a single employer under Section 414 of the Code.

“Escrow Agreement” shall mean the Escrow Agreement entered into by and among the Buyer, the Seller and the Escrow Agent with respect to the Escrowed Funds, in the form attached hereto as Exhibit A with only such changes as shall be in form and substance satisfactory to the parties, acting reasonably.

“Escrowed Funds” has the meaning set forth in Section 2.3 below.

“Financial Statements” means the following:

(a)

the audited financial statements of the Company for the fiscal year ending June 30, 2012 and for the period June 24, 2011 (inception) through June 30, 2011, consisting of the balance sheet at such dates and the related statements of earnings and cash flows for the corresponding periods then ended; and

(b)

the interim unaudited (non-reviewed) internally prepared financial statements of Company for the three (3) month period ending March 31, 2013 which has yet to be reviewed and filed with the Securities and Exchange Commission.

“GAAP” means United States generally accepted accounting principles as in effect from time to time as consistently applied by the Company.

“Hazardous Substance” means any material or substance which (i) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by or pursuant to any Environmental Laws) or (ii) is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Laws.

“Indemnified Party” has the meaning set forth in Section 8.4 below.

“Indemnifying Party” has the meaning set forth in Section 8.4 below.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means what is known or should have been known after reasonable investigation.

“Latest Balance Sheet” means the unaudited balance sheet of the Company dated as of March 31, 2013 attached hereto as Exhibit B.

“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Authority.

“Leased Property” has the meaning set forth in Section 3.14(b) below.

“Leases” has the meaning set forth in Section 3.14(b) below.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, lien (except for any lien for Taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

“Material Adverse Effect” shall mean any circumstances, developments or matters whose effect on the Company, its prospects, either alone or in the aggregate, is or would reasonably expected to be materially adverse including, but not limited to, the assertion of any claims relating to or arising out of any  undisclosed liability.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Property” has the meaning set forth in Section 3.14(a) below.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” has the meaning set forth in Section 3.28 below.

“Permitted Liabilities” means Liabilities owed to trade creditors, to employees for wages, to governmental entities for payroll and personal property taxes and other like Liabilities incurred in the Ordinary Course of Business with maturities of less than one (1) year and Liabilities for income and franchise taxes for the fiscal year beginning in 2011 not in excess of the amount of the Reserve for Tax Liability.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” means [REDACTED] ($REDACTED).

“Reserve for Tax Liability” means the reserve for unpaid state and federal income determined in accordance with Section 8.2(b).

“Schedules” means the disclosure schedules accompanying this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preface above.

“Shares” means the Company’s Common Stock (par value $0.001).

“Subject Shares” means the 7.5 Million (7,500,000) shares of common stock, par value $0.001 per share, of the Company held of record by the Seller.

“Subsidiary” means any corporation, partnership or limited liability company with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.4 below.

“Threshold Amount” has the meaning set forth in Section 8.2(a) below.

“Transaction” means the acquisition by the Buyer of all of the Subject Shares of the Company from the Seller, which is the subject of this Agreement.

ARTICLE II
PURCHASE AND SALE OF THE SUBJECT SHARES

SECTION 2.1.

Basic Transaction.  On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, or cause to be sold, to the Buyer, all of the Subject Shares for the Purchase Price specified herein.

SECTION 2.2.     Payment of Purchase Price.  On the Closing Date by 2:00 p.m. PST, in consideration for the Subject Shares, the Buyer shall deposit with the Escrow Agent (pursuant to the terms of the Escrow Agreement) the sum of REDACTED ($REDACTED) as payment for the Purchase Price of the Subject Shares.

SECTION 2.3.

Escrow.  Pursuant to the Escrow Agreement, the Buyer shall deposit with the Escrow Agent the Purchase Price (the “Escrowed Funds”) in a non-interest-bearing escrow account (the “Escrow Account”).

SECTION 2.4.

The Closing.  The closing of this Transaction (the “Closing”) shall take place at 1035 Pearl Street, Suite 403, Boulder, Colorado 80302, commencing at 10:00 a.m. PST time on the earlier of (i) April 22, 2013 or (ii) three (3) business days following the satisfaction or waiver of all conditions to the obligations of the parties to consummate this Transaction (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine, but in any event no later than April 26, 2013 (the “Closing Date”).  It is the intent of the parties that the Buyer shall assume control of the Company immediately at the Closing.

SECTION 2.5.

Closing Deliveries by the Seller.  To effect the transfer referred to in Section 2.1 hereof and the delivery of the Purchase Price, the Seller shall deliver the following at the Closing:

(a)

two (2) stock certificates evidencing the Subject Shares, namely, stock certificate numbered 1001 and 1002 aggregating a total of 7,500,000 shares, all of which are and shall be, at Closing, free and clear of any and all Liens, duly endorsed in blank by the Seller for transfer and accompanied by stock powers duly executed in blank with signature guaranteed under Medallion seal or bank signature guarantee unless transfer agent will accept an alternative documentation to achieve conveyance;

(b)

all consents, approvals, releases and waivers from governmental Authorities and other third parties required or necessary to consummate this Transaction satisfactory in form and substance to the Buyer and its counsel;

(c)

an executed copy of the Escrow Agreement as duly executed by the Seller;

(d)

manually executed Action of the Board of Directors of the Company electing the Buyer’s nominee as the sole Director of Company’s Board of Directors and accepting the resignation of all current Directors of the Company’s Board of Directors; and all current officers of the Company;

(e)

a certificate of the Company’s President, Chief Financial Officer and Secretary, Anna C. Jones, certifying that the statements made in this Agreement are accurate and complete and that this Agreement has been duly approved by the Company’s Board of Directors, both as  reasonably determined by the Buyer;

(f)

manually-executed resignation of the Company’s current officer;

(g)

all documents, instruments, and utilities to allow the Buyer and the Buyer’s nominee to upload filings for the Company with Edgar;

(h)

a copy of all of the Company’s state and federal tax returns, as filed with the California Franchise Tax Board and the U.S. Internal Revenue Service, respectively, for each of the 52-53 week tax year ending June 30, 2012  immediately preceding the date of this Agreement;

(i)

a copy of all Board and Shareholder minutes and actions from inception of the Company (and each predecessor of the Company) to the present;

(j)

all other documents required to be delivered to the Buyer pursuant to Article VI hereof not specifically mentioned above in this Section 2.6; and

(k) Seller will assume responsibility for all filings under Section 16a and 13d under the Securities and Exchange Act.

all instruments and documents executed and delivered to the Buyer pursuant hereto shall be in form and substance and shall be executed in a manner satisfactory to the Buyer and its counsel.

SECTION 2.6.

Closing Deliveries by the Buyer.  To effect the transfer referred to in Section 2.1 hereof and the delivery of the Purchase Price, the Buyer shall deliver the following to the Escrow Agent prior to the Closing:

(a)

a wire transfer delivered to and payable to the Escrow Agent in an amount equal to the Purchase Price, in accordance with the Escrow Agreement;

(b)

a duly executed copy of the Escrow Agreement as executed by the Buyer; and

(c)

all other documents required to be delivered to the Seller pursuant to Article VII hereof not specifically mentioned above in this Section 2.7; and

all instruments and documents executed and delivered to the Seller pursuant hereto shall be in form and substance, and shall be executed in a manner, satisfactory to the Seller and his counsel.

ARTICLE III
REPRESENTATIONS OF THE SELLER

The Seller hereby represents and warrants to the Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement, and except as amended pursuant to Section 5.8, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Schedules hereto.  Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Schedule identifies the exception with reasonable particularity.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).  An item disclosed in any Schedule shall be deemed disclosed for purposes of all Schedules.

SECTION 3.1.

Authorization of Transaction.  The Seller has full power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.  The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate this Transaction.

SECTION 3.2.

Brokers’ Fees.  Neither the Seller nor the Company has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to this Transaction for which the Buyer could become liable or obligated.

SECTION 3.3.

The Subject Shares.  The Seller holds of record and owns beneficially all of the Subject Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities Laws), Taxes, Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands.  The Seller is not a party to any option, warrant, purchase right, or other Contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any of the Subject Shares (other than this Agreement).  The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Subject Shares.

SECTION 3.4.

Organization, Qualification, and Corporate Power.  The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada.  The Company is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction except where the failure to be so qualified would not have a Material Adverse Effect on the Company.  The Company has full corporate power and authority and all licenses, Permits, and authorizations necessary to carry on the Business in which it is engaged and to own and use the properties owned and used by it.  The copies of the Certificate of Incorporation and Bylaws of the Company (as amended to date) which have been (or will be) delivered to the Buyer are correct and complete.  The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete.  The Company is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws.  The Company does not own or have any interest in any Subsidiaries.

SECTION 3.5.

Capitalization.

(a)

The entire authorized capital stock of the Company consists of one hundred million (100,000,000) shares of common stock, $0.001 par value, of which ten million (10,000,000) shares are issued and outstanding, one million (1,000,0000) shares of blank check preferred stock, $0.001 par value, of which no shares are issued. All of the issued and outstanding Shares of the Company have been duly authorized, are validly issued, fully paid, and non-assessable, and seven million five hundred thousand (7,500,000) Subject Shares are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of the Shares of the Company.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Shares of the Company.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Shares of the Company.

(b)

The assignments, endorsements, stock powers and other instruments of transfer delivered by the Seller to the Buyer at the Closing will be sufficient to transfer the Seller’s entire interest, legal and beneficial, in the Subject Shares and, after such transfer, the Buyer shall own all of the Subject Shares.  The Seller has full power and authority (including full corporate power and authority) to convey good and marketable title to all of the Subject Shares, and upon transfer to the Buyer of the certificates representing such Subject Shares, the Buyer will receive good and marketable title to the Subject Shares, free and clear of all Liens.

SECTION 3.6.

Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of this Transaction will (i) violate any constitution, Law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the Articles of Incorporation or Bylaws of the Company, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract, lease, license, instrument, or other arrangement to which any of the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). The Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate this Transaction.

SECTION 3.7.

Settlement of All Liabilities.  No later than two (2) business days post to the Closing, the Seller agrees that the Company shall deliver to the Escrow Agent the following:

(a)

executed agreements, as reasonably acceptable to the Buyer, showing the sale of all material assets of the Company;

(b)

executed agreements, as reasonably acceptable to the Buyer, showing the release and settlement of all debts, obligations, commitments, and liabilities, whether accrued or contingent, whether oral or written, of the Company.

(c)

Buyer through discussion with legal counsel has agreed to the manner and method of settlement of liabilities of the Company. All outstanding obligations of the Company shall be settled from the Escrowed Funds by the Escrow Agent, and other obligations shall provide releases of amounts due and payable dated as of the Closing Date, leaving a balance of $5,000.00 to be used for the contemplated purchase of the Company derived formulas, inventory, distribution agreement and purchase orders.

SECTION 3.8.

Subsidiaries.  The Company does not have any direct or indirect Subsidiaries, either wholly or partially owned and the Company does not have any direct or indirect economic, voting or management interest in any Person or own any securities issued by any Person.

SECTION 3.9.

Financial Statements.  The Financial Statements of the Company are set forth in the Company’s filings on www.sec.gov.  The Financial Statements have been and will be prepared in accordance with GAAP and present fairly the financial position, assets and Liabilities of the Company as of the dates thereof and the revenues, expenses, results of operations of the Company for the periods covered thereby.  The Financial Statements were prepared from the books and records of the Company and do not reflect any transactions which are not bona fide transactions.

SECTION 3.10

Events Subsequent to Latest Balance Sheet.  Since the date of the Latest Balance Sheet, there has not been any change in the Business, financial condition, operations, results of operations, or future prospects of the Company or in any item set forth on any of the Schedules attached hereto, which would have a Material Adverse Effect on the Company:

(a)

the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business to which the Company is or will be bound on or after the Closing;

(b)

the Company has not entered into any Contract, lease, or license (or series of related Contracts, leases, and licenses) involving more than Two Hundred Dollars ($200.00) or outside the Ordinary Course of Business to which the Company is or will be bound on or after the Closing;

(c)

no party (including the Company) has accelerated, terminated, modified, or canceled any agreement, Contract, lease or license (or series of related Contracts, leases and licenses) to which the Company is a party or by which it is or will be bound on or after the Closing;

(d)

the Company has not imposed and is not aware of any Lien upon any of its assets, tangible or intangible to which the Company is or will be bound on or after the Closing;

(e)

the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) to which the Company is or will be bound on or after the Closing;

(f)

the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than One Hundred Dollars ($100.00) either individually or in the aggregate to which the Company is or will be bound on or after the Closing;

(g)

Not used;

(h)

the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business to which the Company is or will be bound on or after the Closing;

(i)

the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than One Hundred Dollars ($100.00) or outside the Ordinary Course of Business to which the Company is or will be bound on or after the Closing;

(j)

the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property to which the Company is or will be bound on or after the Closing;

(k)

there has been no change made or authorized in the Certificate of Incorporation or Bylaws of the Company and there are no commitments or arrangements which would reasonably cause or result in such change;

(l)

the Company has not issued, sold, or otherwise disposed any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock to which the Company is or will be bound on or after the Closing;

(m)

the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any capital stock;

(n)

the Company does not have any outstanding any loan from, or entered into any other transaction with, any of its Directors, officers, employees or Affiliates;

(o)

the Company is not a party to any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement;

(p)

at Closing, the Company will not have any obligation to any Person for any employment compensation, consulting fees, or any taxes arising out of or related thereto;

(q)

the Company has no outstanding bonus, profit sharing, incentive, severance, or other plan, Contract, or commitment for the benefit of any of its Directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan); and

(r)

there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business any of the Company.

SECTION 3.11.

Undisclosed Liabilities.

  (a)

Except as set forth on Schedule 3.11, the Company has no Liability (and to the Knowledge of the Seller and the Directors and officers of the Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for Liabilities set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Law or arose out of any charge, complaint, actions, suit, claim, proceeding or demand).

SECTION 3.12.

Legal Compliance. The Company has complied with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges there under) of federal, state, local, and foreign governments (and all agencies thereof), and, to the Knowledge of the Seller and the Directors and officers the Company, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

SECTION 3.13.

Tax Matters.

(a)

The Company has duly and timely filed all Tax Returns that it has been required to file for all periods through and including the Closing Date.  All such Tax Returns were correct and complete in all respects.  All Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid.  The Company has not requested or been granted any extension of time within which to file any Tax Return.

(b)

The Company has maintained adequate provision for all unpaid Liabilities for Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the Closing Date or to any years and periods prior thereto and for which the Company may be directly or contingently liable in its own right or as a transferee of the assets of, or successor to, any Person.  The Company has not incurred any Tax Liabilities other than in the Ordinary Course of Business for any taxable year for which the applicable statute of limitations has not expired.  No claim has ever been made by an Authority in a jurisdiction where the Company does not pay Taxes or file Tax Returns and is or may be subject to taxation by that jurisdiction.  There are no Liens on any of the assets of any of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(c)

Since inception, none of the Tax Returns of the Company have ever been audited or investigated by any taxing Authority, and no facts exist which would constitute grounds for the assessment of any additional Taxes by any taxing Authority with respect to the taxable years covered in such Tax Returns.  No issues have been raised in any examination by any taxing Authority with respect to the businesses and operations of the Company which, by application of similar principals, reasonably could be expected to result in a proposed adjustment to the Liability for Taxes for any other period not so examined.  Neither the Seller nor the Directors and officers (and employees responsible for Tax matters) of the Company have received, or expect to receive, from any taxing Authority any written notice of a proposed adjustment, deficiency, underpayment of Taxes or any other such notice which has not been satisfied by payment or been withdrawn, and no claims have been asserted relating to such Taxes against the Company.

(d)

Schedule 3.13 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods for which the applicable statue of limitations has not expired, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Seller has delivered to the Buyer correct and complete copies of all federal, state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company for taxable periods for which the applicable statute of limitations has not expired.  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)

The Company has withheld and paid all Taxes required to have been withheld and paid including, without limitation, sales and use taxes, and all Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(f)

The Company has not filed a consent to the application of Section 341(f) of the Code.

(g)

The Company will not be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign Tax Law) in taxable income for any Tax period beginning on or after the Closing Date, or (ii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax Law), to include any item of income in, or exclude any item of deduction from, any Tax period beginning on or after the Closing Date.

(h)

The Company has disclosed on its income Tax Returns all positions taken therein that could give rise to an accuracy-related penalty under Section 6662 of the Code (or any corresponding provision of Tax law).

(i)

The Company has not made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any “excess parachute payment” as defined in Section 280G of the Code or any payments that will not be deductible under Section 162(m) of the Code.

(j)

The Company is not a party to any Tax allocation or sharing agreement.  The Company is not subject to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for federal income Tax purposes.

(k)

None of the assets of the Company constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the assets reflected on the Financial Statements is subject to a lease, safe harbor lease or other arrangement as a result of which the Company holding legal title to the asset is not treated as the owner for federal income Tax purposes.

(l)

The basis of all depreciable or amortizable assets, and the methods used in determining allowable depreciation or amortization (including cost recovery) deductions of the Company, are correct and in compliance with the Code and the regulations there under in all material respects.

(m)

The Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code.

(n)

The Company has not: (A) been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) any Liability for the Taxes of any Person (other than itself) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.

(o)

The Company is not a party to or otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss in a taxable period ending on or before the Closing Date and a corresponding recognition of taxable income or gain in a taxable period ending after the Closing Date, or any other arrangement that would have the effect of or give rise to the recognition of taxable income or gain in a taxable period ending after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.

SECTION 3.14.

Real Property.

(a)

The Company does not own or hold any interest in any real property.  In addition, the Company does not own or hold any leases, subleases, licenses, concessions, or other Contracts, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of Owned Property.  The Company does not hold any real property leased or subleased to it (the “Leased Property”).

SECTION 3.15.

Intellectual Property.

(a)

The Company does not own or hold any interest in any intellectual property other than its trade name, its proprietary formulations for cosmeceutical creams, cleansers and ointments.

(b)

To the Knowledge of the Seller and the Company there are no outstanding or threatened claims asserting that the Company has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Company’s Businesses as presently conducted.

SECTION 3.16.

Tangible Assets.  The Company does not own any machinery, equipment, and other tangible assets necessary for the conduct of its Businesses as presently conducted.

SECTION 3.17.

Inventory.  The Company has no Inventory, except as otherwise noted on Schedule 3.17.

SECTION 3.18.

Contracts. At Closing the Company is not and shall not be liable under any contract to any third party accept as set forth in Schedule 3.18.

SECTION 3.19.

Notes and Accounts Receivable.  There are no notes and accounts receivable of the Company.

SECTION 3.20.

Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company.

SECTION 3.21.

      Insurance.  The Company has not maintained any insurance at any time. The Seller is not aware of any claims against the Company that are not covered by insurance.

SECTION 3.22.

Litigation.  The Company is not a party to any Litigation and is not (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or to the Knowledge of the Seller and the officer of the Company is threatened to be made a party to any action, suit, proceeding, baring, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. There are no known actions, suits, proceedings, hearings, and investigations which would reasonably be expected to result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company.  Neither the Seller nor the officer of the Company have any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.  Neither the Seller nor the Company has any Liability with respect to any claims or threatened claims by third parties relating to any sale or proposed sale of the Subject Shares.  Neither the Seller, nor the Company is a party to any litigation relating to such claims and, to the Knowledge of the Seller and the officer of the Company, no such litigation is threatened.

SECTION 3.23.

Product Warranty.  The Company has not manufactured, sold, or delivered any product or service to any third party, except as otherwise noted on Schedule 3.23.

SECTION 3.24.

Product Liability.  The Company does not have Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or un-accrued, whether liquidated or un-liquidated, and whether due or to become due) arising out of any injury to individuals or property.

SECTION 3.25.

Employees.  The Company has no Liability to any employee, consultant, contractor, and other person.

SECTION 3.26.

Employee Benefits.

(a)

General. The Company is not a plan sponsor of, maintains, contributes to, has contributed to, participates in or has participated in, or has any Liability or contingent Liability with respect to:

(i)

any Employee Welfare Benefit Plan or Employee Pension Benefit Plan;

(ii)

any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to Contract, arrangement, custom or informal understanding, which does not constitute an Employee Welfare Benefit Plan or Employee Pension Benefit Plan; or

(iii)

any employment agreement.

(b)

Compliance with Employee Benefit Laws; Liabilities. The Company has no Liability under any Employee Benefit Plans and the Company has no Liability or contingent Liability for providing, under any Employee Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory Liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code. The Company does not contribute to, has contributed to, participates in, or has participated in, or has any Liability or contingent Liability with respect to any Multiemployer Plan.

SECTION 3.27.

Environmental Matters.  The Company and its Affiliates has complied and is in compliance with all Environmental Laws and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or, to the Knowledge of the Seller and the Company, commenced against any of them alleging any such failure to comply.

SECTION 3.28.

Improper and Other Payments.

(a)

The Company or any Affiliate or any Person acting on behalf of either of them, has made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful;

(b)

No contributions have been made, directly or indirectly, to a domestic or foreign political party or candidate.

(c)

No improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made; and

(d)

The internal accounting controls of the Company are adequate to detect any of the foregoing.

SECTION 3.29.

Investments/Loans; Affiliates.   On the Closing Date the Company shall have no equity interests in, or loans or other advances to or from any third party.

SECTION 3.30.

Taxes.  On the Closing Date the Company shall have no Liability for any Taxes with respect to any periods ending on or before the Closing Date.

SECTION 3.31.

Pension. On the Closing Date, the Company shall have made all contributions required under the terms of all Employee Benefit Pension Plans and shall have made all contributions which have accrued on its books as of the Closing Date.

SECTION 3.32.

Debt.  On the Closing Date, the Company will not have any Liabilities unless the Buyer’s written consent thereto has been delivered by the Buyer to the Seller before the Closing Date, and as provided in Section 3.7(c).

SECTION 3.33.

Accuracy of Statements.  Neither this Agreement nor any Schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by the Seller to the Buyer or any of the Buyer’s Representatives or any Affiliate of the Buyer in connection with this Agreement or this Transaction contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

SECTION 4.1.

Organization of the Buyer.  The Buyer is a CORPORATION duly organized, validly existing, and in good standing under the laws of its domicile. The Buyer is not in default under or in violation of any provision of its articles of incorporation or bylaws.

SECTION 4.2.

Authorization of Transaction.  The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.  The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate this Transaction.

SECTION 4.3.

Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of this Transaction, will (i) violate any constitution, Law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, Contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

SECTION 4.4.

Brokers’ Fees.  The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to this Transaction for which the Seller could become liable or obligated.

SECTION 4.5.

Accuracy of Statements.  Neither this Agreement nor any Schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Buyer to the Seller or any representative or Affiliate of the Seller in connection with this Agreement or this Transaction contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

SECTION 4.6.

Nominee.  The Nominee or Buyer shall be such person as shall, by prior expertise and background possess the character and skill for the position and not have any prior background as would disqualify them under Rule 262 of Regulation A of the Securities Act of 1933.

SECTION 4.7

Disclosure Matter.  To the extent possible, Buyer agrees not to disclose the Purchase Price in any public disclosure, filing with the Securities and Exchange Commission, or the like, unless otherwise it is deemed to be required in a filing.

SECTION 4.8   Buyer Qualification. Buyer warrants and represents that it is not subject to any judgment, decree, investigation, litigation, or court order that would be deemed to interfere with this transaction, this Agreement or the Escrow Agreement. Buyer represents that all funds that are transferred pursuant to the Purchase Price and the Escrow Funds have been obtained and transferred in accordance with USA Patriot Act laws, and that Buyer, or its affiliates and assigns, are not listed on the Specially Designated Nationals List (SDN) as managed by the Office of Foreign Assets Control (OFAC).

ARTICLE V
COVENANTS

SECTION 5.1.

General.  Each of the parties will use his or its best efforts to take all action and to do all things necessary in order to consummate and make effective this Transaction (including satisfaction, but not waiver, of the closing conditions set forth in Articles VI and VII below).

SECTION 5.2.

Notices and Consents.  The Seller will cause the Company to give any notices to third parties, and will cause the Company to obtain any third party consents, that the Buyer may reasonably request.

SECTION 5.3.

Operation of Business.  From the date of this Agreement until the Closing Date, the Seller shall cause the Company to be operated in the Ordinary Course of Business and to use commercially reasonable efforts to preserve intact the present business organization and personnel of the Company, preserve the business relationships of the Company with other Persons material to the operation of the Company, and not permit any action or omission which would cause any of the representations or warranties of the Company contained herein to become inaccurate or any of the covenants of the Company to be breached.  Without limiting the generality of the foregoing, prior to the Closing and without the prior written consent of the Buyer, the Seller shall cause the Company to:

(a)

not incur any obligation or enter into any Contract outside the Ordinary Course of Business or which (i) requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, One Hundred Dollars ($100.00) and (ii) has a term of, or requires the performance of any obligations by the Company over a period in excess of one week;

(b)

not take any action, or enter into or authorize any Contract or transaction involving more than One Hundred Dollars ($100.00), other than this Transaction;

(c)

not sell, transfer, convey, assign or otherwise dispose of any of its assets or properties;

(d)

not waive, release or cancel any claims against third parties or debts owing to it, or any other rights;

(e)

not make any changes in its accounting systems, policies, principles or practices;

(f)

not enter into, authorize, or permit any transaction with the Seller or any Affiliate thereof, or enter into any Contract relating to compensation or benefits with any Person, or, modify any compensation amounts or levels of any officer or employee;

(g)

except as required for this Transaction, not change or amend its Certificate of Incorporation or Bylaws;

(h)

not authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock or any other securities of the Company, or amend any of the terms of any such capital stock or other securities, except as required for this Transaction;

(i)

not split, combine, or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in property other than cash in respect of its capital stock, or redeem or otherwise acquire any capital stock or other securities of the Company;

(j)

not make any borrowings, incur any debt, or assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or make any payment or repayment in respect of any indebtedness in excess of Two Hundred Dollars ($200.00);

(k)

not make any loans, advances or capital contributions to, or investments in, any other Person or the operating assets of any Person;

(l)

not enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any Director, manager, officer or employee, or increase in any manner the compensation or fringe benefits of any Director, manager, officer or employee or pay any benefit not required by any existing plan and arrangement or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing;

(m)

not acquire, lease, encumber or otherwise impose a Lien on any assets, whether tangible or intangible;

(n)

not authorize or make any capital expenditures which individually or in the aggregate are in excess of One Hundred Dollars ($100.00);

(o)

not make any Tax election or settle or compromise any federal, state, local or foreign income Tax Liability, or waive or extend the statute of limitations in respect of any such Taxes;

(p)

not pay any amount, perform any obligation or agree to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of Liability against the Company or any of its Directors, managers, officers, employees or agents;

(q)

not terminate, modify, amend or otherwise alter or change any of the terms or provisions of any agreement, or pay any amount not required by Law or by any Contract;

(r)

other than overnight deposits or money market instruments and investments existing on the date hereof, not make any investments with cash or the proceeds of existing investments;

(s)

not declare set aside or pay any dividend or make any distribution with respect to the Shares;

(t)

not grant, award or pay any bonuses to any employees, independent contractors or other representatives in excess of Two Hundred Dollars ($200.00) in the aggregate; and

(u)

make all contributions required under the terms of any employee benefit Pension Plan and make all contributions which have been accrued on the books of the Company.

SECTION 5.4.

Full Access.  The Seller will permit and cause the Company to permit, representatives of the Buyer (including, but not limited to, accountants, appraisers, attorneys, engineers, etc.) hired by the Buyer to assist in performing a due diligence investigation of the Company and the assets or Business of the Company relative to this Transaction (collectively, “Buyer’s Representatives”) to have full access to all premises, properties, personnel, books, records (including Tax records), Contracts, and documents of or pertaining to the Company and shall make the officers and employees of the Company available to the Buyer’s Representatives as the Buyer’s Representatives shall from time to time reasonably request, in each case to the extent that such access and disclosure would not obligate the Company to take any actions that would disrupt the normal course of its business or violate the terms of any agreement to which the Company is bound or any applicable Law or regulation.  The Seller will deliver to the Buyer or the Buyer’s Representatives correct and complete copies of the Certificate of Incorporation, Bylaws, and minutes and actions of the Company’s Board of Directors, Shareholders, and all committees of each thereof, and will also cause Action Stock Transfer, the Company’s stock transfer agent to deliver a recent complete and accurate list of all of the Company’s stockholders reasonably acceptable to the Buyer.  The Buyer’s Representatives will not use any of the Confidential Information received from the Company except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, the Buyer’s Representatives will return to the Company all tangible embodiments (and all summaries and copies, including electronically stored information) of the Confidential Information that they receive from the Company which are in its possession and will only use such Confidential Information in the defense of any litigation related to this Agreement; provided, however, that the Buyer’s Representatives shall not be responsible for the confidentiality of any information (i) which, at the time of disclosure, is available publicly, through no fault of the Buyer (ii) which, after disclosure, becomes available publicly through no fault of the Buyer’s Representatives, or (iii) which the Buyer’s Representatives knew or to which the Buyer’s Representatives had access prior to disclosure.

SECTION 5.5.

Exclusivity.  Until Closing, the Seller will not (and the Seller will not cause or permit the Company to: (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  The Seller will not vote the Subject Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange.  The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

SECTION 5.6.

Efforts.

(a)

Subject to the terms and conditions hereof, each party hereto shall use all reasonable efforts to consummate this Transaction as promptly as practicable.  An undertaking of a Person under this Agreement to use such Person’s commercially reasonable efforts shall not require such Person to incur unreasonable expenses or obligations in order to satisfy such undertaking.

(b)

The Seller and the Buyer will, and the Seller shall cause the Company, to, as promptly as practicable (i) make the required filings with, and use their respective best efforts to obtain all required authorizations, approvals, consents and other actions of, governmental Authorities and (ii) use their respective commercially reasonable efforts to obtain all other required consents of other Persons, with respect to this Transaction.

(c)

The Buyer will use commercially reasonable efforts to obtain the financing necessary to consummate this Transaction.

SECTION 5.7.

Maintenance of Insurance.  Not Applicable

SECTION 5.8.

Notice and Supplemental Information.  The Seller and the Buyer shall each give prompt notice to the other parties of any material adverse development causing a breach of any of their respective representations and warranties in Articles III and IV respectively, and of their respective covenants contained in this Article V.  In addition, the Seller will, from time to time, as necessary, within a reasonable period of time preceding the Closing, by notice in accordance with the terms of this Agreement, supplement or amend the Schedules, including one or more supplements or amendments to correct any matter which would constitute a breach of any representation, warranty, agreement or covenant contained herein.  If the Seller supplements or amends the Schedules with facts or circumstances that would reasonably be expected to have a Material Adverse Effect on the Company, the sole remedy of the Buyer under this Section 5.8 shall be termination of the Agreement as provided for in Section 10.1(e).

SECTION 5.9.

Press Releases and Public Announcements.  No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Seller; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its best efforts to advise the other parties prior to making the disclosure).

SECTION 5.10.

Consistent Tax Reporting.  The Seller and the Buyer shall treat and report this Transaction in all respects consistently for purposes of any federal, state, local or foreign Tax.  The parties hereto shall not take any actions or positions inconsistent with the obligations set forth herein.

SECTION 5.11.

Resignation of Officers and Directors.  The Seller shall cause each officer of the Company to tender his or her resignation from such position, and shall appoint Buyer’s nominee(s) as officers effective as of the Closing. The Seller shall cause each director of the Company to tender his or her resignation from such position and shall be submitted at Closing.  Seller shall cause the appointment of the Buyer’s nominee (s) as Director of the Company effective as of the Closing.

SECTION 5.12.

Transition.  The Seller will not take any action, and the Seller will cause the Company not to take any action, that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

SECTION 5.13.

Post-Closing Covenants.  The Seller and the Buyer agree as follows with respect to the period following the Closing:

(a)

In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII).  From and after the Closing the Buyer will be entitled to access all documents, books, records, agreements, and financial data of any sort relating to the Company that was not received by the Buyer at the Closing.

(b)

In the event and for so long as any party hereto actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) this Transaction or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other parties hereto will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article VIII).

ARTICLE VI
CONDITIONS TO OBLIGATION OF THE BUYER

The obligation of the Buyer to consummate this Transaction is subject to satisfaction of the following conditions:

SECTION 6.1.

Representations and Warranties True as of Closing Date.  The representations and warranties set forth in Article III shall have been accurate, true and correct on and as of the date of this Agreement, and shall also be accurate, true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

SECTION 6.2.

Compliance with Covenants.  The Seller shall have performed and complied with all of the covenants hereunder in all material respects through the Closing.

ARTICLE VII
CONDITIONS TO OBLIGATION OF THE SELLER

The obligation of the Seller to consummate this Transaction is subject to satisfaction of the following conditions:

SECTION 7.1.

Representations and Warranties True as of Closing.  The representations and warranties set forth in Article IV shall have been accurate, true and correct on and as of the date of this Agreement, and shall also be accurate, true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

SECTION 7.2.

Compliance with Covenants.  The Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

SECTION 7.3.

Actions or Proceedings.  No action, suit, or proceeding shall be pending before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of this Transaction or (b) cause this Transaction to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

SECTION 7.4.

Certificate.  The Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Sections 7.1 - 7.3 is satisfied in all respects.

SECTION 7.5.

Documents.  All actions to be taken by the Buyer in connection with the consummation of this Transaction and all certificates, opinions, instruments, and other documents required to effect this Transaction will be reasonably satisfactory in form and substance to the Seller.

ARTICLE VIII
SURVIVAL AND REMEDY; INDEMNIFICATION

SECTION 8.1.

Survival of Representations and Warranties.  All of the terms and conditions of this Agreement, together with the warranties, representations, agreements and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date, notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that unless otherwise stated, the agreements and covenants set forth in this Agreement shall survive and continue until October 31, 2013 (the “Indemnification Period”).

SECTION 8.2.

Indemnification by the Seller.

(a)

In the event that, during the Indemnification Period there is (i) a breach (or an alleged breach) of any of the representations or warranties made by, or any breach of or failure to perform any covenant, agreement or obligation of, the Seller in this Agreement or any other document contemplated hereby, or in any document relating hereto or thereto or contained in any exhibit or Schedule to this Agreement, (ii) any Liabilities, Adverse Consequences or remediation, clean-up or similar obligations or costs under Environmental Laws and relating to the Business and activities or the ownership, operation or lease by the Company of facilities in respect of any periods prior to the Closing, or (iii) any demands, assessments, judgments, costs and reasonable legal and other expenses or other Adverse Consequences arising from, or in connection with, any investigation, action, suit, proceeding or other claim incident to the  Liability or any of the foregoing and, if there is an applicable survival period pursuant to Section 8.1, then, in each case, provided that the Buyer made a written claim for indemnification and provided that Buyer incurs an aggregate of Five Hundred Dollars ($500.00) in out-of-pocket expenses and costs in connection with any of the foregoing (the “Threshold Amount”), then thereafter the Seller agrees (subject to the limitations set forth in this Section 8.2) to indemnify the Buyer and its Affiliates from and against the entirety of any Adverse Consequences the Buyer Indemnified Parties may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by any breach (or alleged breach) of the foregoing.

(b)

Subject to the provisions of Section 8.2(a), the Seller agrees to indemnify the Buyer from and against the entirety of the Limit Amount the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Company for any Taxes of the Company.

(c)

Subject to the provisions of Section 8.2(a), the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences up to the Limit Amount the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any unknown, undisclosed, or contingent debts or obligations (including, but not limited to, environmental, legal and employee benefit Liability exposures) of the Company to the extent such debts or obligations relate to any time periods prior to the Closing Date or after the Closing Date.

SECTION 8.3.

Indemnification by the Buyer.  Provided that the Seller makes a written claim for indemnification against the Buyer within the survival period set forth in Section 8.1 and that the amount sought by Buyer, together with amounts previously sought by Seller pursuant to this Section 8.3, is in excess of the Threshold Amount, the Buyer agrees to indemnify the Seller against, and agrees to hold him harmless from, any and all Adverse Consequences up to the Limit Amount the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer through and after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach of or any inaccuracy in any representation or warranty made by the Buyer pursuant to this Agreement, any agreement, or instrument contemplated hereby, any document relating hereto or thereto or contained in any exhibit or Schedule to this Agreement; (ii) any breach of or failure by the Buyer to perform any agreement, covenant or obligation of the Buyer set out in this Agreement, any agreement, or instrument contemplated hereby, any document relating hereto or thereto or contained in any exhibit or Schedule to this Agreement; and (iii) any obligations and Liabilities in respect of the Company from and after the Closing Date.

SECTION 8.4.

Third-Party Claims.

(a)

If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Article VIII, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b)

Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within forty-five (45) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Parry from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)

So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d)

In the event any of the conditions in Section 8.4(b) above is or becomes unsatisfied in the reasonable judgment of the Indemnified Party, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article IX.

SECTION 8.5.  Other Indemnification Provisions.

(a)

The liability of any party under this Article VIII shall be in addition to, and not exclusive of any other liability that such party may have at law or equity based on a party’s fraudulent acts or omissions.  None of the provisions of this Agreement shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud including, but not limited to, defenses of statutes of limitations or limitations of damages.

(b)

The Seller hereby agrees that she will not make any claim for indemnification against the Company by reason of the fact that she was a director, manager, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, member, trustee, director, manager, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against the Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable Law, or otherwise).

(c)

Indemnification claims shall be reduced, by and to the extent, that an Indemnified Party shall be entitled to receive proceeds under insurance policies, risk sharing pools, or similar arrangements specifically as a result of, and in compensation for, the subject matter of an indemnification claim by such Indemnified Party, net of any increased premiums or similar costs arising out of the making of such claims against such arrangements; provided, however, that indemnification claims shall be reduced by Tax benefits, if any.

(d)

The Buyer shall have the right to offset indemnification amounts due them from the Seller pursuant to this Agreement against payments due to the Seller pursuant to this Agreement or any other agreement between the Buyer and the Seller.

ARTICLE IX
TAX MATTERS

SECTION 9.1.

Tax Matters.  The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain tax matters following the Closing Date:

SECTION 9.2.

Tax Periods Ending on or Before the Closing Date.  The Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date (2012 federal and state returns). The Seller shall permit the Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing.  The Buyer and the Seller shall attempt in good faith to resolve any disagreements regarding such Tax Returns; provided, however, that the final decision regarding any such Tax Return shall rest with the Seller.

SECTION 9.3.

Tax Periods Beginning Before and Ending After the Closing Date.  The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. The Buyer shall permit the Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing.  The Buyer and the Seller shall attempt in good faith to resolve any disagreements regarding such Tax Returns; provided, however, that the final decision regarding any such Tax Return shall rest with the Buyer. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.  Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

SECTION 9.4.

Cooperation on Tax Matters.

(a)

The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article IX and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Seller agrees (i) to retain all books and records with respect to Tax matters pertinent to the Company, as the case may be, relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Seller, as the case may be, shall allow the other party to take possession of such books and records.

(b)

The Buyer and the Seller further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to this Transaction); provided, however, that no party shall be required to take any action which would reasonably be expected to have an adverse effect on such party.

(c)

The Buyer and the Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

SECTION 9.5.

Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Seller when due; and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE X
TERMINATION

SECTION 10.1.

Termination of Agreement.  Certain of the parties may terminate this Agreement as provided below:

(a)

the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)

the Buyer may terminate this Agreement by giving written notice to the Seller on or before the third (3rd) day following the date of this Agreement, but prior to the Closing, if the Buyer is not satisfied with the results of its continuing business, legal, environmental, and accounting due diligence regarding the Company;

(c)

the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (i) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before April 26, 2013 by reason of the failure of any condition precedent under Article VI hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

 (d)

the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) in the event that the Buyer has breached any material representation, warranty, or covenant contained in this Agreement or the Escrow Agreement in any material respect, the Seller have notified the Buyer of the breach, and the breach has continued without cure for a period of three (3) days after the notice of breach or (ii) if the Closing shall not have occurred on or before April 26, 2013, by reason of the failure of any condition precedent under Article VII hereof (unless the failure results primarily from the Seller breaching any representation, warranty, or covenant contained in this Agreement);

(e)

the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event: (i) the Seller supplements or amends the Schedules with facts or circumstances that would reasonably be expected to have a Material Adverse Effect on the Company, or (ii) the Company does anything outside of the Ordinary Course of Business to affect the working capital of the Company between the date hereof and the Closing Date; and

SECTION 10.2.

Effect of Termination.  If any party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the parties hereunder shall terminate other than those set forth in Sections 5.4, 5.9 and 5.13, without any Liability of any party to any other party (except for any Liability of any party then in breach).

ARTICLE XI
MISCELLANEOUS

SECTION 11.1.

Expenses. Each party will bear his or its own costs and expenses (including, but not limited to, legal fees and expenses) incurred in connection with this Agreement and this Transaction.

SECTION 11.2.

No Third-Party Beneficiaries.  Subject to the provisions of Section 11.5, this Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

SECTION 11.3.

Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

SECTION 11.4.

Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may, upon prior written notice (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) and (iii) grant a security interest in respect of its rights hereunder to its lenders.

SECTION 11.5

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

SECTION 11.6.

Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.7.

Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

(a)

If to the Seller, addressed as follows:

Anna C. Jones

4616  Florida Street, Suite 190

San Diego, CA 92116

with a copy to:

Quick Law Group P.C.

1035 Pearl Street, Suite 403

Boulder, Colorado 80302

Telephone: 720-259-2292

Attn: Jeffery Quick

(b)

If to the Buyer, addressed as follows:

with a copy to:

FOUR HAWKS MANAGEMENT CO.

REDACTED

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

SECTION 11.8.

Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of California as if this Agreement were fully performed and all obligations recited herein were undertaken solely within the State of California without giving effect to any choice or conflict of Law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.  Any dispute or claims made under this Agreement or any attempt to enforce the terms of this Agreement shall be resolved in San Diego, California pursuant to Section 11.9 of this Agreement.

SECTION 11.9. Arbitration.  Any dispute or claim arising to or in any way related to this Agreement shall be settled by arbitration in San Diego, California.  All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA").  AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party.  Each party shall pay its own expenses associated with such arbitration.  A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.  The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration.  The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

SECTION 11.10.

Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

SECTION 11.11.

Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

SECTION 11.12.

Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

SECTION 11.13.

Incorporation of Exhibits, Annexes, and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Buyer”

By: /s/ FOUR HAWKS MANAGEMENT

Name:  Four Hawks Management Co.

“Seller”

Anna C. Jones

By: /s/ANNA C. JONES

Name: Anna C. Jones

“Company”

B-Maven, Inc.

By: /s/ANNA C. JONES

Name:  Anna C. Jones,

Chief Executive and Chief Financial Officer

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

EXHIBIT  A

ESCROW AGREEMENT

(As attached.)

EXHIBIT B

FINANCIAL STATEMENTS

(As attached.)

Schedules

to

Stock Purchase Agreement

Schedule 3.11 Liabilities to be Settled at Close

Name of Creditor	Amounts Owed
GNK Partners (“GNK”)	Consulting fees accrued and unpaid by the Company to GNK REDACTED.

Schedule 3.13 All filed Federal, State, Local and Foreign Tax Returns

None

Schedule 3.17 Inventory

1.

PROVIDED

Schedule 3.18 Current Contracts

Elvie Intl, Inc.

Schedule 3.23 Product Warranty

(manufactured, delivered, or sold product)